SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

Definitive Information Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

TODAYS ALTERNATIVE ENERGY CORPORATION
(Name of Registrant As Specified In Its Charter)

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

Todays Alternative Energy Corporation
857 Post Road, Ste. 397
Fairfield, CT 06824
(888) 880-0994

INFORMATION STATEMENT
PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

Fairfield, CT
* 2011

This information statement has been mailed on or about *, 2011 to the shareholders of record on April 4, 2011 (the “Record Date”) of Todays Alternative Energy Corporation., a Nevada corporation (the “Company”), in connection with certain actions to be taken by the written consent by the majority of the shareholders of the Company, dated as of April 4, 2011. The actions to be taken pursuant to the written consent shall be taken on or about *, 2011, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

By Order of the Board of Directors,
/s/ Len Amato
President and Chief Executive Officer

NOTICE OF ACTION TO BE TAKEN PURSUANT THE WRITTEN CONSENT OF SHAREHOLDERS HOLDING A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING SHARES OF STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE SHAREHOLDERS, DATED APRIL 4, 2011

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of a majority of the shareholders of the Company dated April 4, 2011, in lieu of a special meeting of the shareholders. Such action will be taken on or about *, 2011:

1.	To amend the Company’s Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of 1 for 20 (the “Reverse Split”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of April 4, 2011, the Company's authorized capitalization consisted of 1,000,000,000 shares of Common Stock, of which  55,176,114 shares were issued and outstanding and 10,000,000 shares of Preferred Stock, of which 10,000 shares of Series A Preferred Stock and 74,000 shares of Series B Preferred Stock are issued and outstanding. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.  The voting rights of our Common Stock and Series A and B Preferred Stock are described below.  However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of April 4, 2011 have voted in favor of the foregoing proposals by resolution dated April 4, 2011; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other shareholder consents will be solicited in connection with this Information Statement.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.For the actions described herein, the Series A Preferred Stock vote together with the holders of common stock as a single class. Pursuant to the articles of amendment to articles of incorporation establishing the Series A Preferred Stock, holders of the Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors.  Holders of shares of the Series A Preferred Stock shall be entitled to the number of votes on such matters equal to the product of (a) the number of shares of the Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our common stock on a fully diluted basis, as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0002.

Our Series A Preferred Stock is not convertible. However, we have $1,976,807 in outstanding convertible notes (including accrued interest), convertible into our common stock based on a discount to our market price. As of April 4, 2011, these notes were convertible into 19,768,067,202 shares of our common stock.  Our outstanding Series B Preferred Stock was convertible into 22,222,222 shares of common stock on the record date. In addition, there are no outstanding options and warrants on April 4, 2011. Thus, the Series A Preferred Stock is entitled to 39,690,931,077 votes or 99.86% of the outstanding voting power.

Our Series B Preferred Stock is convertible at a rate equal to the Per Share Market Values during the ten (10) trading days immediately preceding the date of conversion.  Holders of our Series B Preferred Stock do not have any voting rights.

Accordingly, there are 39,746,107,191 votes outstanding voting together as a single class. Shareholders of record at the close of business on April 4, 2011, will be entitled to receive this notice and information statement.

 Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on *, 2011.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held as of the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to shareholders pursuant to Section 78.370 of the Nevada General Corporation Law.

ABOUT THE INFORMATION STATEMENT

What is the Purpose of the Information Statement?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on April 4, 2011 (the “Record Date”) of certain corporate actions expected to be taken pursuant to the consents or authorizations of shareholders representing a majority of the voting rights of the Company’s outstanding stock.

Shareholders holding a majority of the voting power of the Company's outstanding stock voted in favor of the corporate matters outlined in this Information Statement, which action is expected to take place on or around *, 2011, consisting of the approval to file an amendment of the Company’s Articles of Incorporation for the purpose of changing the name of the Company  (the “Proposal”).

Who is Entitled to Notice?

Each outstanding share of Common Stock, Series A Preferred Stock and Series B Preferred Stock, as of record on the Record Date will be entitled to notice of each matter to be voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the Record Date that held in excess of fifty percent (50%) of the voting power of the Company's outstanding shares of Stock voted in favor of the Proposals.

What Constitutes the Voting Shares of the Company?

The voting power entitled to vote on the proposals consists of the vote of the holders of a majority of the voting power of the outstanding common stock, each of whom is entitled to one vote per share and outstanding Series A Preferred Stock. As of the Record Date, 55,176,114 shares of Common Stock were issued and outstanding and 10,000 shares of Series A Preferred Stock were issued and outstanding.

What Corporate Matters Will the Shareholders Vote For, and How Will They Vote?

Shareholders holding a majority of the voting power of our outstanding stock have voted in favor of the following Proposals:

1.	To amend the Company’s Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of 1 for 20 (the “Reverse Split”).

What Vote is Required to Approve the Proposals?

The affirmative vote of a majority of the voting power of the shares of our stock outstanding on the Record Date is required for approval of the Proposals. A majority of the voting power of the outstanding shares of stock voted in favor of the Proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 4, 2011

•	by each person who is known by us to beneficially own more than 5% of our Common Stock;

•	by each of our officers and directors; and

•	by all of our officers and directors as a group.

Name And Address (1)	Number Of Common Shares Beneficially Owned	Percentage Owned (2)	Number Of Series A Preferred Shares Beneficially Owned	Percentage Owned (2)	Percentage of Total Voting Power (3)

Len Amato	0	0%	10,000	100%	100%
All directors and officers as a group (1 persons)	0	0%	10,000	100%	99.86%

*Less than 1%
(1)	Unless otherwise noted, the address is c/o Todays Alternative Energy Corp., 857 Post Road, Suite 397, Fairfield, CT 06824.
(2)	Based on 55,176,114 common shares and 10,000 series A preferred shares issued and outstanding on April 4, 2011.
(3)
Holders of our common stock are entitled to one vote per share, for a total of 55,176,114 votes. Holders of our Series A Preferred Stock are entitled to the number of votes on such matters equal to the product of (a) the number of shares of the Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our  common stock, on a fully-diluted basis, as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0002.  Our convertible notes currently convert into 19,768,067,202 shares of common stock.  Our Series B Preferred Stock currently converts into 22,222,222 shares of our common stock.  Accordingly holders of the outstanding Series A Preferred are entitled to an aggregate of 39,690,931,077 votes or 99.86% of the voting outstanding voting power.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

ACTION 1

TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 for 20.

The Company proposes to authorize the Company's Board of Directors to effect a reverse split of all outstanding shares of the Company's Common Stock by an amendment to the Company's Articles of Incorporation. The amendment would effect a reverse stock split in a ratio of 1 for 20.

If the shareholders elect to implement the reverse stock split, each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 1 for 20. The par value of the Common Stock would remain unchanged at $0.00001 per share, and the number of authorized shares of Common Stock would remain unchanged. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole number. The reverse stock split would become effective upon filing the amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada.

Status	Number of Shares Authorized	Number of Shares Issued and Outstanding	Number of Shares Authorized but Unissued
Pre-Reverse Split	1,000,000,000	55,176,114	944,823,886
Post- Reverse Split	1,000,000,000	2,758,806	997,241,194

Reasons for the Reverse Stock Split

The Board believes that the current per-share price of the Common Stock has limited the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, by increased brokerage commissions required to be paid by shareholders selling “odd lots” created by the reverse stock split.

The effective increase in the authorized number of shares of Common Stock that would result from the reverse stock split could have a number of effects on the Company's shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Except as further discussed herein, the Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. The Company does not have any current intent to issue the shares that are newly available as a result of the reverse stock split.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Company's Common Stock. However, the effect of any reverse stock split upon the market price of the Company's Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of the Company's Common Stock, or that the trading price would reach any of the thresholds required by the NASDAQ markets. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

Effects on Ownership by Individual Shareholders

If the Company implements the reverse stock split, the number of shares of Common Stock held by each shareholder would be reduced by dividing the number of shares held immediately before the reverse stock split by 20 and then rounding up to the nearest whole share. The reverse stock split would affect the Company's Common Stock uniformly and would not affect any common stock shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Effect on Options, Warrants and Other Securities

All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's Common Stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the of 1 for 20 ratio. Also, the number of shares reserved for issuance under the Company's existing stock option plans would be reduced proportionally based on such ratio.

Other Effects on Outstanding Shares

If a reverse stock split were implemented, the rights of the outstanding shares of Common Stock would remain the same after the reverse stock split.

The reverse stock split may result in some shareholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of the Common Stock under the Securities Exchange Act.

Authorized Shares of Common Stock

The reverse stock split, if implemented, would not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance of the Company's Common Stock would increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Company's shareholders approve the proposed amendment to the Company's Articles of Incorporation to effect the reverse stock split, the reverse stock split would be implemented by filing the appropriate amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada, and the reverse stock split would become effective on the date of the filing.

As of the effective date of the reverse stock split, each certificate representing shares of the Company's Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into the Company's Common Stock would be notified of the effectiveness of the reverse split. Shareholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.  No new certificates would be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Company's Common Stock would remain unchanged at $.00001 per share after the reverse stock split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder. Each shareholder is urged to consult with the shareholder's own tax advisor with respect to the consequences of the reverse stock split.

            No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split would be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares would include the period during which the shareholder held the pre-split shares surrendered in the reverse stock split.

The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

Vote Required; Manner of Approval; Appraisal Rights

Approval to amend the Articles of Incorporation to effect a reverse stock split requires the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of the Company.

Forward-Looking Statements and Information

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each shareholder receiving this Information Statement a copy of the Company's annual report on Form 10-K for the fiscal year ended October 31, 2010 and quarterly reports on Form 10-Q for the quarters ended January 31, 2011, including the financial statements and financial statement schedule information included therein, as filed with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

EXHIBIT INDEX

Exhibit A	Certificate of Amendment to the Articles of Incorporation

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Amendment to the shareholders holding majority of the voting power.

By order of the Board of Directors
April 4, 2011
/s/ Len Amato

Len Amato
President and Chief
Executive Officer

Fairfield, CT
*, 2011

EXHIBIT A
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TODAYS ALTERNATIVE ENERGY CORPORATION

The undersigned, being the President and Chief Executive Officer of Todays Alternative Energy Corporation., a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the “Corporation”) is Todays Alternative Energy Corporation.

2. The Articles of Incorporation of the Corporation is hereby amended by replacing Article 3, in its entirety, with the following:

Article 3:The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Billion Ten Million (1,010,000,000) shares, consisting of (i) One Billion (1,000,000,000) shares of common stock, par value $0.00001 per share (the “Common Stock”), and Iii) Ten Million (10,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).  The Preferred Stock may be issued from time to time in one or more series.  The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The outstanding shares of Common Stock shall be reverse split on a one-for-twenty basis, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the reverse stock split.

3. The amendment of the articles of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and shareholders holding a majority of the voting power of the outstanding shares of Stock of the Corporation in accordance with the provisions of Sections 78.320 of the General Corporation Law of the State of Nevada.

            IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Len Amato, its President and Chief Executive Officer, on * 2011.

TODAYS ALTERNATIVE ENERGY CORPORATION

By:	/s/ Len Amato Len Amato President and Chief Executive Officer